[DATE]

[Name]
[Address]
[Address]

RE:	FY__ Short-Term Cash Incentive Award

Dear [Participant]:

I am pleased to inform you that on ______ __, ____, the Compensation and Management Development Committee (the “Committee”) of the Company’s Board of Directors approved your receipt of a short-term cash incentive award (the “FY__ Bonus”) awarded under the Triumph Group, Inc. 2018 Executive Cash Incentive Compensation Plan, as amended from time to time (the “Plan”). All defined terms used in this award notice without definition have the meanings set forth in the Plan, a copy of which is provided with this award notice.
These FY__ Awards are based on the following compensation metrics:
FY__ Base Salary:                     $________

% for FY__ Bonus	____ % ($________)

FY18 Bonus (Short-Term Cash Award):

STI Performance Goals - There are ______ performance goals: ___________________ Your individual designated strategic goals will be communicated to you.

STI Performance Goal    Weighting    Threshold        Target            Maximum

If performance is at Threshold, the FY__ Bonus will be paid at 50% of target, if performance is at Target, the FY__ Bonus will be paid at 100% of target, and if performance is at or above Maximum, the FY__ Bonus will be paid at 200% of target. For performance between the Threshold, Target and Maximum performance levels, the FY__ Bonus earned will be adjusted in a linear fashion. No payout will be made with respect to a performance goal if performance is below the Threshold level. To the extent a specified performance goal is achieved at or above the Threshold level, you will receive the FY__ Bonus determined to be earned regardless of the results of performance against the other performance goals. Performance against each performance goal is evaluated separately.

You must provide services to the Company or a subsidiary through the end of FY__ in order to be paid the FY__ Bonus, if earned.

If you have any questions about this award, please contact ______________ at ____________________.
Thank you for your efforts and your contribution to the success of Triumph Group, Inc.

Sincerely,

Daniel J. Crowley
President and Chief Executive Officer